Exhibit 99.1

August 13, 2014

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the "Company") has declared a dividend in the amount of $1,290 per share of preferred stock, representing property operations for the quarter ended June 30, 2014. The dividend will be payable on August 14, 2014 and will be paid directly by the Company. NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns and operates a twelve-story Class “A” building containing approximately 486,000 square feet of office and retail space located in the central business district (“CBD”) of Minneapolis, Minnesota (the “Property”). As communicated to you previously, in February 2012 the Company entered into a new lease with Target Corporation whereby Target extended and expanded its existing lease at the Property, effectively leasing 100% of the Property’s office space (449,233 square feet) for approximately 18 years through March 31, 2030 with no early termination rights. The remaining retail portion of the Property (approximately 37,000 square feet) is leased to a mix of national and regional retail tenants ranging in size from 650 to 9,000 square feet. The Property’s combined occupancy for the second quarter of 2014 was 99.9% representing a slight increase over the previous quarter.

Although 100% of the office tower space is leased to Target Corporation, the retail portion of the property is leased to multiple retail tenants with more moderate-term lengths; and, as such, minor fluctuations in the Property’s overall occupancy are normal and to be expected. During the second quarter, management leased approximately 3,700 square feet to two national retail tenants; this was offset by the near-term expiration of approximately 2,600 square feet. There remains a retail vacancy of approximately 650 square feet. Management has received a number of inquiries and is optimistic about the potential of leasing the remaining vacancy. Operationally, management continues to maintain the Property in first-class condition while continuously pursuing opportunities to improve the Property's efficiency and presence in the Minneapolis CBD.

On January 13, 2014, the Company’s Board of Directors made the decision to try to sell the Property. After soliciting interest and input from commercial real estate brokers familiar with the Property and the local market, the Company retained CBRE, Inc. to facilitate a potential sale of the Property. We believe that the lease extension and expansion with Target, together with an improving and active Minneapolis office building investment climate, are combining to create a potentially advantageous sales opportunity. On July 31, 2014, we filed a definitive proxy information statement (the “Consent Solicitation”) with the U.S. Securities and Exchange Commission. The Consent Solicitation, among other items, requests the consent of the holders of the Company’s preferred stock to the sale of the Property to an unaffiliated third-party buyer for a minimum gross sales price of $164,500,000. At this time, we are not able to predict the outcome of the Consent Solicitation, which would be required to sell the Property. Consummation of the sale of the Property is subject to certain risks, as described in the Consent Soliciation.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP 50 South Tenth Street Corp.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

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FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
				TOTAL PAID TO DATE
(11/08-12/31)
12/31/2006	$900	$630,000	6.0%
2006				$900
3/31/2007	$1,751	$1,225,700	7.0%
6/30/2007	$1,752	$1,226,400	7.0%
9/30/2007	$1,757	$1,229,900	7.0%
12/31/2007	$1,764	$1,234,800	7.1%
2007				$7,924
3/31/2008	$1,857	$1,299,900	7.4%
6/30/2008	$1,750	$1,225,000	7.0%
9/30/2008	$1,750	$1,225,000	7.0%
12/31/2008	$1,750	$1,225,000	7.0%
2008				$15,031
3/31/2009	$1,750	$1,225,000	7.0%
6/30/2009	$1,750	$1,225,000	7.0%
9/30/2009	$1,750	$1,225,000	7.0%
12/31/2009	$1,750	$1,225,000	7.0%
2009				$22,031
3/31/2010	$1,750	$1,225,000	7.0%
6/30/2010	$1,750	$1,225,000	7.0%
9/30/2010	$1,750	$1,225,000	7.0%
12/31/2010	$1,750	$1,225,000	7.0%
2010				$29,031
3/31/2011	$1,750	$1,225,000	7.0%
6/30/2011	$1,750	$1,225,000	7.0%
9/30/2011	$0	$0	0.0%
12/31/2011	$0	$0	0.0%
2011				$32,531
3/31/2012	$715	$500,500	2.9%
6/30/2012	$715	$500,500	2.9%
9/30/2012	$1,095	$766,500	4.4%
12/31/2012	$1,290	$903,000	5.2%
2012				$36,346
3/31/2013	$1,290	$903,000	5.2%
6/30/2013	$1,290	$903,000	5.2%
9/30/2013	$1,290	$903,000	5.2%
12/31/2013	$1,290	$903,000	5.2%
2013				$41,506

*Yield based on original offering amount of $70,000,000 and $100,000/share

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FSP 50 South Tenth Street Corp. - Dividend Summary

(continued)

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
				TOTAL PAID TO DATE
				$41,506
3/31/2014	$1,290	$903,000	5.2%
6/30/2014	$1,290	$903,000	5.2%
2014				$44,086

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward- looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about government fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

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